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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            ANIKA THERAPEUTICS INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   035255108
                   -----------------------------------------
                                 (CUSIP Number)

                               JANUARY 24, 2000
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                               Page 1 of 4 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 035255108                   13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HERBERT H. HASTINGS AND EURETTA L. HASTINGS
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [_]


------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            588,300 (including 0 shares subject to options
                          exercisable within 60 days of 01/24/00)
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             588,300 (including 0 shares subject to options
                          exercisable within 60 days of 01/24/00)
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          NONE
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      588,300 (including 0 shares subject to options exercisable within 60 days of 01/24/00)
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.0%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN
------------------------------------------------------------------------------


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-----------------------                                  ---------------------
  CUSIP NO. 035255108                   13G                PAGE 3 OF 4 PAGES
-----------------------                                  ---------------------

Item 1(a) Name of Issuer:

          Anika Therapeutics Inc.
          --------------------------------------------------------------------

Item 1(b) Address of Issuer's Principal Executive Offices:

          236 West Cummings Park
          --------------------------------------------------------------------
          Woburn, MA 01801
          --------------------------------------------------------------------

          --------------------------------------------------------------------

Item 2(a) Name of Person Filing:
          --------------------------------------------------------------------
          Herbert H. Hastings and Euretta L. Hastings
          --------------------------------------------------------------------

Item 2(b) Address of Principal Business Office or, if none, Residence:

          c/o Morrison & Foerster LLP
          --------------------------------------------------------------------
          19900 MacArthur Boulevard, 12th Floor
          --------------------------------------------------------------------
          Irvine, CA 92612-2445
          --------------------------------------------------------------------

Item 2(c) Citizenship:

          United States of America
          --------------------------------------------------------------------

Item 2(d) Title of Class of Securities:

          Common Stock.
          --------------------------------------------------------------------

Item 2(e) CUSIP Number:

          035255108
          --------------------------------------------------------------------


Item 3 If this statement if filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

          Not applicable.
          --------------------------------------------------------------------


Item 4    Ownership.

          (a) Amount Beneficially Owned: 588,300 (including 0 shares subject to options exercisable within 60 days of 01/24/00).

          (b) Percent of Class (based on number of shares outstanding reported on the Issuer's Form 10-Q for the quarter ended 9/30/99): 6.0%
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-----------------------                                  ---------------------
  CUSIP NO. 035255108                   13G                PAGE 4 OF 4 PAGES
-----------------------                                  ---------------------

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:
                          588,300 (including 0 shares subject to options exercisable within 60 days of 01/24/00).

               (ii)   shared power to vote or to direct the vote:
                          0

               (iii)  sole power to dispose or to direct the
                      disposition of:
                          588,300 (including 0 shares subject to options exercisable within 60 days of 01/24/00).

               (iv)   shared power to dispose or to direct the
                      disposition of:
                          0

Item 5    Ownership of Five Percent or Less of a Class.

          Not applicable.
          --------------------------------------------------------------------

Item 6    Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.
          --------------------------------------------------------------------

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable.
          --------------------------------------------------------------------

Item 8    Identification and Classification of Members of the Group.

          Not applicable.

Item 9    Notice of Dissolution of Group.

          Not applicable.

Item 10   Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  FEBRUARY 1, 2000

Signature:   /s/ HERBERT H. HASTINGS              /s/ EURETTA L. HASTINGS
             -----------------------              -----------------------
                 Herbert H. Hastings                  Euretta L. Hastings